EXHIBIT 10.1

EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT dated as of January 5, 2024 (the “Agreement”) is by and between BioCorRx Inc., a Nevada corporation (the “Company”), and Louis Lucido (the “Executive”).

WHEREAS, the Company is an addiction treatment solutions company offering a unique approach to the treatment of substance use and other related disorders. Beat Addiction Recovery is a substance use disorder recovery program that includes Cognitive Behavioral Therapy (CBT) modules along with peer support. The UnCraveRx® Weight Loss Program is also a medication-assisted weight loss program that includes access to concierge on-demand wellness specialists. The Company also controls BioCorRx Pharmaceuticals Inc., a clinical-stage drug development subsidiary;

WHEREAS, since March 1, 2019, Executive has been a member of the Board of Directors of the Company (the “Board”) pursuant to a Director Agreement entered into by and between the Executive and the Company, dated March 1, 2019 (the “Director’s Agreement”), and the Company desires to continue to retain the services of Executive and provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to be retained by the Company and to receive the compensation and benefits on the terms and conditions set forth herein; and

WHEREAS, the Company and Executive desire to enter into this Agreement, subject to the Executive’s signature below, upon the date of the Agreement (the “Effective Date”), to memorialize the terms and conditions of the Executive’s service agreement by the Company upon and following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein:

I. SERVICES; RESPONSIBILITIES; COMPENSATION

A. Position; Responsibility; Loyalty.

1. Subject to the terms of this Agreement, the Executive is retained in the position of Interim President through January 31, 2024, and transitioning to President on February 1, 2024, the Executive shall perform the functions and responsibilities of that position. The Executive hereby agrees to be subject to the direction and supervision of and to have such authority as is delegated to the Executive by, the Board, consistent with such position. Additional or different duties may be assigned by the Company from time to time. An Executive’s position, job descriptions, duties, and responsibilities may be modified from time to time at the sole discretion of the Company. The Executive acknowledges and agrees that, under such office, the Executive may also be asked to continue to serve as a member of the Board.

2. The Executive shall devote his professional time, attention, and energies to the performance of the Executive’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for, or have any interest in any other similar or competitive business or pursuit during the term of Executive’s service as an independent contractor to the Company. During the Executive’s term with the Company, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate boards or committees; (ii) serve on civic or charitable boards or committees; (iii) deliver lectures or fulfill speaking engagements; and (iv) manage personal investments. The Executive further agrees to comply with all policies of the Company in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

3. The parties desire this Agreement will not be an employment agreement but, rather, the Executive will provide the general services hereunder as an independent contractor.

B. Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate the Executive in the following manner:

1. Common Stock. The Executive shall be issued, upon the last day of each month commencing in the month in which the Executive enters into this Agreement, the number of shares equivalent to $16,666.66 as determined based on the average closing price on the three trading days immediately preceding the last day of such month, as may be adjusted from time to time by action of the Board.

2. The Executive shall also be eligible to participate in the Executive Management Bonus Plan adopted by the Board, effective June 13, 2018 (the "Bonus Plan"), according to the terms and conditions of the Bonus Plan (which is attached hereto as Exhibit A).

3. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by the Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. The Executive will be subject to the same business expense policy applicable to other Company employees generally, if any.

II. TERMINATION

A. Termination of the Agreement.

1. The parties acknowledge that the Executive’s relationship with the Company is at-will, meaning either the Company or Executive may terminate the Agreement at any time, with or without cause or advance notice. The provisions in the below subsection B govern the amount of compensation, if any, that the Executive may be eligible for upon a qualifying termination of this Agreement and do not alter this at-will status.

2. The Agreement shall be terminated (i) immediately upon the death of the Executive, (ii) upon the Executive’s Permanent Disability, (iii) by the Company for Cause, (iv) by Executive for Good Reason, or (v) by the Company without Cause or by Executive without Good Reason. For purposes of this Article II, “date of termination” means the date of the Executive’s death, the date of the Executive’s Permanent Disability, or the date of the Executive’s “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

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3. For purposes hereof:

a) “Permanent Disability” shall mean either (A) Executive’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, Executive’s receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

b) “Good Reason” shall mean the occurrence of one or more of the following conditions without Executive’s consent: (A) a material breach by the Company of any material provision of this Agreement; (B) the relocation of Executive’s principal place of business, without Executive’s consent, in a manner that lengthens Executive’s one-way commute distance by fifty (50) or more miles from Executive’s then-current principal place of business immediately prior to such relocation (which, for avoidance of doubt, does not include required travel on Company business to an extent substantially consistent with Executive’s obligations under this Agreement); (C) in any year of service, a material reduction in Executive’s compensation in effect at the relevant time of at least five percent (5%) ; or (D) termination of the Company’s active bonus plan, as described in Paragraph I.B.3. above or the exclusion of the Executive from eligibility for, or a material reduction in, the Executive’s award levels under such plan. Notwithstanding anything herein to the contrary, Good Reason will exist only if the Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 30 days of the initial existence of the condition, the Company fails to reasonably remedy the condition on or before the 30th day following its receipt of such notice, and Executive resigns within 30 days following the end of such cure period.

c) “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: gross negligence, gross misrepresentation, fraud, conviction of a crime constituting a felony under applicable law, immoral or disreputable conduct, or any violation of Company policy or misconduct that adversely affects the business of the Company;

B. Severance Eligibility.

1. Termination by Company Without Cause or by Executive For Good Reason.

d) If the Agreement is terminated by the Company without Cause (and not due to death or Permanent Disability) or by the Executive for Good Reason and Executive complies with his continuing obligations to the Company, provided that the Executive satisfies the Release Requirement in Paragraph II(B)(4) below, Executive shall be eligible to receive the following (collectively, the “Severance Benefits”):

(1) The Company will compensate the Executive, on the Company’s first compensation date after the Executive’s date of termination of the Agreement, (i) the Executive’s accrued but unpaid stock compensation through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable under the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant under applicable law and the provisions of such plan (collectively, the “Accrued Obligations”).

(2) Severance compensation in the form of continuation of the Executive’s final stock compensation for twelve (12) months following termination (the “Severance Payments”). Subject to Paragraph II(B)(4) below, the Severance Payments shall be made on the Company’s regular compensation schedule in effect following the Executive’s termination date; provided, however, that any such compensation that is otherwise scheduled to be made before the Release Effective Date (as defined below) shall instead accrue and be made on the first date of compensation following the Release Effective Date. For such purposes, the Executive’s final Compensation will be calculated before giving effect to any reduction in Compensation that would give rise to the Executive’s right to resign for Good Reason.

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(3) The Executive will be eligible for a prorated bonus payment for the year in which the date of termination occurs, based on the attainment of the applicable performance goals for that year, according to the terms and conditions of the Bonus Plan (the “Prorated Bonus”). The Prorated Bonus, if earned, will be an amount in cash or equity compensation equal to the Executive’s bonus target for the year in which the date of termination occurs, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). Compensation for the Prorated Bonus will be made in a lump sum at the same time that other employees of the Company are paid their bonuses for the calendar year under the Bonus Plan or, if later, the Release Effective Date.

2. Termination Due to Death or Permanent Disability. If the Agreement is terminated because of death or Permanent Disability, the Executive shall not be entitled to the Severance Benefits provided for in this Agreement (or any other severance benefits), except that the Company shall pay the Executive (or his estate or other representative, as applicable) the Accrued Obligations.

3. Termination by Executive without Good Reason or by the Company for Cause. If the Executive terminates the Agreement without Good Reason or is terminated by the Company for Cause, the Executive shall not be entitled to the Severance Benefits provided for in this Agreement (or any other severance benefits), except that the Company shall pay the Executive the Accrued Obligations.

4. Release Requirement. To be eligible for any of the Severance Benefits, the Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be provided hereunder before the Release Effective Date. Accordingly, if the Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises the Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then the Executive will not be entitled to any severance, payment, or benefit under this Agreement.

5. Cooperation with the Company after the Termination of Agreement. Following termination of the Agreement for any reason, the Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s service as an independent contractor to the Company. Such cooperation includes, without limitation, making the Executive available to the Company upon reasonable notice, without a subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. In addition, for six months after the Executive’s service as an independent contractor to Company ends for any reason, the Company will reimburse the Executive for reasonable out-of-pocket expenses the Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

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III. MISCELLANEOUS

A. Notice.

1. All notices to be given concerning this Agreement, unless otherwise provided for, shall be given to the Company and the Executive at the respective addresses, fax numbers, and email addresses shown below or otherwise communicated by the parties to each other for such notice and service matters during the currency of this Agreement.

2. All notices, requests, demands or other communications made by a party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient; or (ii) on the date of facsimile transmission (the “Fax”) on proof of receipt of the Fax; or (iii) on the date of electronic mail (the “email”) with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid (“Registered Mail”), to the party’s address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the parties or their representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other parties for this Agreement.

To:	BioCorRx Inc. 2390 E. Orangewood Ave. #500 Anaheim, CA 92806

To:	Louis Lucido [***] [***]

B. Entire Agreement and Severance. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s agreement terms, compensation, or benefits, whether oral or written (including but not limited the Prior Services Agreement). If any provision of this Agreement will be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.

C. Assignments. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable nor otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

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D. Amendment. This Agreement may be amended only by writing signed by the Executive and by a duly authorized representative of the Company (other than the Executive), except those changes expressly reserved to the Company’s discretion in this Agreement.

E. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

F. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

G. Jurisdiction. Unless otherwise mutually agreed to in writing by the parties, any action, proceeding or arbitration concerning a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of California.

H. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with the Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement or the termination of Executive’s service as an independent contractor to the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Orange County, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for agreement disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that would be entitled to pursue in a court of law. Both the Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

I. Currency. Unless otherwise expressly provided for herein or agreed upon in writing by the parties, all references to money or money consideration are deemed to be in United States Currency (“US$”).

J. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant, or condition, and the obligation of either party with respect hereto shall continue in full force and effect unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.

K. Counterparts and Execution Electronically. Where the parties hereto or their authorized signatories have signed, sealed, and duly executed this Agreement effective the date above shown whether as a whole document in original form or several counterparts; each such counterpart shall be considered as an original and in combination comprises the formal execution hereof. The parties acknowledge and consent to the execution of this Agreement and all related documents and notices pursuant hereto by electronically scanned signatures or facsimile transmission, either of which will constitute good and sufficient execution, service, and notice hereunder and will be deemed to be as effective as if an originally “signed-in-hand” physical document was used instead.

 [Signature page to follow]

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IN WITNESS WHEREOF this Agreement is hereby signed, sealed, and duly executed by the parties on the Effective Date first above written.

BioCorRx Inc

Date: January 05, 2024	By:	/s/ Lourdes Felix
Lourdes Felix
	Title:	CEO and CFO
Date: January 05, 2024
	By:	/s/ Louis Lucido
Louis Lucido
Executive

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